EXHIBIT 99.1

Citizens Holding Company Declares $.15 Per Share Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—December 1, 2003—Citizens Holding Company (AMEX: CIZ—news) announced today that its Board of Directors declared a cash dividend of $0.15 per share payable December 31, 2003, to shareholders of record as of December 15, 2003. This dividend will bring total dividends paid in 2003 to $.57 per share, an increase of 9.62% over the dividends paid in 2002.

“We are proud to announce today the Board’s decision to increase the fourth quarter dividend to $.15 per share,” said Greg L. McKee, President and Chief Executive Officer. “The 6.5% increase in earnings through the first nine months of 2003 has allowed us to increase the dividend paid to our shareholders in the fourth quarter.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com